Exhibit 99.1

Walgreens Boots Alliance Fiscal 2021 First Quarter Results Exceed Expectations

Company Accelerates Healthcare and Omnichannel Investments

First quarter results, year-over-year

•	Sales increased 5.7 percent to $36.3 billion, up 5.2 percent on a constant currency basis

•

Loss per share was $0.36, compared to EPS of $0.95 in the year-ago quarter, including a $1.73 per share charge from the company’s equity earnings in AmerisourceBergen; Adjusted EPS decreased 11.2 percent to $1.22, down 11.6 percent on a constant currency basis, reflecting an estimated adverse COVID-19 impact of $0.26 to $0.30 per share

•	Net cash provided by operating activities was $1.2 billion, an increase of $134 million; Free cash flow was $763 million, an increase of $90 million, or 13 percent

Fiscal 2021 outlook

•	Company maintained guidance of low single-digit growth in adjusted earnings per share at constant currency rates.

Strategic transactions

•	Company executes portfolio transformation with divestiture of pharmaceutical wholesale business. For more information click here.

•	Company accelerates its investment in VillageMD and boosts the large-scale rollout of full-service primary care clinics in stores. For more information click here.

DEERFIELD, Ill., Jan. 7, 2021 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2021, which ended Nov. 30, 2020.

Executive Vice Chairman and CEO Stefano Pessina said, “Our first quarter results exceeded expectations as we continue to deliver on our strategic priorities. As announced yesterday we have taken a major step forward in our transformation; we are divesting our pharmaceutical wholesale business with plans to use the proceeds to accelerate our investments in healthcare. While the business environment remains challenging, we are rising to the occasion with agility and discipline and we are confident in our outlook for adjusted EPS for the fiscal year. Our role in the healthcare system has never been more important, as the communities we serve continue to turn to our trusted brands and expert pharmacists. I am so proud of our teams and the historic and critical role they are playing to help the world emerge from the pandemic, administering COVID-19 vaccinations to frontline healthcare workers and vulnerable members of our society.”

Overview of First Quarter Results

WBA had fiscal 2021 first quarter sales of $36.3 billion, an increase of 5.7 percent from the year-ago quarter, and an increase of 5.2 percent on a constant currency basis1, reflecting growth in Retail Pharmacy USA and Pharmaceutical Wholesale.

The company had an operating loss of $440 million in the first quarter, compared to operating income of $1.0 billion in the same quarter a year ago, entirely due to a $1.5 billion charge from the company’s equity earnings in AmerisourceBergen. Adjusted operating income was $1.3 billion, a decrease of 9.9 percent from the same quarter a year ago and a decrease of 10.1 percent on a constant currency basis.

Net loss attributable to WBA2 was $308 million for the first quarter of fiscal 2021 compared with net profit of $845 million in the same quarter a year ago. The loss was entirely due to the AmerisourceBergen charge. Loss per share was $0.36, compared to earnings per share (EPS) of $0.95 in the same quarter a year ago.

Adjusted net earnings decreased 13.9 percent to $1.1 billion, down 14.3 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted EPS was $1.22, a decrease of 11.2 percent on a reported basis and a decrease of 11.6 percent on a constant currency basis, compared with the same quarter a year ago, reflecting an estimated adverse COVID-19 impact of $0.26 to $0.30 per share.

Net cash provided by operating activities was $1.2 billion in the first quarter and free cash flow was $763 million, an increase of 13 percent compared with the year-ago quarter.

Company Outlook

The company maintained fiscal 2021 guidance of low single-digit growth in adjusted earnings per share at constant currency rates, with the profile skewed to opportunity:

•	The first quarter exceeded expectations, reflecting strength in Boots UK and Boots Opticians.

•

While the second quarter is expected to see higher adverse impacts from COVID-19 (including the weaker cough, cold and flu season), the company anticipates first-half fiscal 2021 adjusted EPS to be broadly in line with prior expectations.

•	On a full-year basis, the opportunity from the distribution of vaccinations is likely to be offset by COVID-19 related lock-downs and restrictions, and by increased growth investments.

Progress on Strategic Priorities

Selected highlights of the company’s recent progress on strategic initiatives - creating neighborhood health destinations around a more modern pharmacy, accelerating digitalization, transforming and restructuring the company’s retail offering and transformational cost management - include the following:

•	Walgreens pharmacists are playing a key, expanded role in fighting the COVID-19 pandemic.

•	Since COVID-19 testing began, Walgreens has administered more than 2.8 million tests.

•	Working with federal and state governments, Walgreens is vaccinating residents and staff at more than 35,000 long-term care facilities in 49 states.

•	Walgreens launched myWalgreens, a complete reinvention of its customer loyalty program.

•

Walgreens is now offering the fastest same-day retail pick-up in the U.S., with orders available in as little as 30 minutes. More than 1.7 million pick-up orders have been completed since launch in November.

•	Walgreens announced an acceleration of its investment in VillageMD and boosted the rollout of Village Medical at Walgreens full-service primary care clinics.

•	Boots.com significantly expanded capacity and sales doubled from the year-ago quarter, outperforming the market.

Business Divisions

Retail Pharmacy USA:

Retail Pharmacy USA had first quarter sales of $27.2 billion, an increase of 3.9 percent from the year-ago quarter, including the impact of previously announced store optimization programs. Sales in comparable stores increased 3.7 percent from the year-ago quarter reflecting a 5.0 percent increase in comparable pharmacy sales and a 0.4 percent growth in comparable retail sales. The estimated adverse COVID-19 impact on comparable sales included lower foot traffic in stores, weak retail cough, cold and flu sales, lower seasonal flu scripts and reduced new-to-therapy scripts.

In comparable stores, prescriptions filled in the first quarter increased 2.7 percent from a year earlier, including an estimated negative impact of 210 basis points from COVID-19. Total prescriptions filled in the quarter increased 1.1 percent, compared with the same quarter a year earlier. The number of prescriptions filled was 297.3 million, including immunizations, adjusted to 30-day equivalents. Pharmacy sales, which accounted for 76.8 percent of the division’s sales in the quarter, increased 5.9 percent compared with the year-ago quarter. Comparable pharmacy sales increased 5.0 percent.

The division’s retail prescription market share on a 30-day adjusted basis in the first quarter decreased approximately 15 basis points over the year-ago quarter to 20.7 percent, as reported by IQVIA, an improvement over the decline in the fourth quarter and entirely driven by store optimization programs.

Retail sales decreased 2.2 percent in the first quarter compared with the year-ago period, including the impact of the store optimization programs.

Comparable retail sales grew 0.4 percent compared with the same quarter a year ago, held back by the significantly weaker cough, cold and flu season, which had an adverse impact of 150 basis points. Comparable retail sales, excluding tobacco and e-cigarettes, increased 1.9 percent. Within comparable retail store sales, a 13.1 percent decrease in beauty category sales and a 1.3 percent decrease in personal care category sales were partially offset by a 4.1 percent increase in health and wellness category sales. Excluding the impact of the weaker cough, cold and flu season, sales in the health and wellness category increased by 11.6 percent.

Gross profit decreased 1.3 percent compared with the same quarter a year ago and adjusted gross profit decreased 1.8 percent, in both cases primarily due to pharmacy reimbursement pressure, partly offset by pharmacy procurement savings and a higher retail gross margin.

First quarter SG&A decreased by 0.4 percent, primarily due to non-recurring costs related to the acquisition of Rite Aid stores in the year-ago quarter, and adjusted SG&A increased by 1.4 percent, as cost savings from the Transformational Cost Management Program partly offset higher growth investments and COVID-19 related costs of $83 million.

Operating income in the first quarter decreased 6.6 percent to $792 million from the year-ago quarter, due to pharmacy reimbursement pressure and adverse impact from COVID-19, partly offset by savings from the Transformational Cost Management Program and non-recurring acquisition-related costs related to Rite Aid stores in the year-ago quarter. Adjusted operating income decreased 14.4 percent, to $989 million, due to pharmacy reimbursement pressure and adverse impacts from COVID-19, partly offset by savings from the Transformational Cost Management Program.

Retail Pharmacy International:

Retail Pharmacy International had first quarter sales of $2.6 billion, a decrease of 6.2 percent from the year-ago quarter, including a favorable currency impact of 1.9 percent. Sales decreased 8.2 percent on a constant currency basis, mainly due to an 11.5 percent decrease in Boots UK sales resulting from COVID-19 related impacts.

Boots UK comparable pharmacy sales increased 2.5 percent compared to the year-ago quarter, reflecting favorable timing of National Health System (NHS) reimbursement, which mitigated the impact of lower prescription volume and reduced demand for pharmacy services during the pandemic.

Boots UK comparable retail sales decreased 9.1 percent compared to the year-ago quarter. COVID-19 continued to impact footfall, particularly in major high street, train station and airport stores. The ongoing recovery in footfall trends in September and October was set back by the re-introduction of stricter restrictions for the month of November. However, Boots.com continued to perform very strongly with sales up 106 percent compared with the year-ago quarter, partially offsetting the reduced footfall.

Boots UK market share was lower in all categories except beauty, as the pandemic continued to impact heavily on buying habits and consumers temporarily shifted purchasing to one-stop grocery shopping.

Gross profit decreased 9.0 percent compared with the same quarter a year ago, including a favorable currency impact of 2.3 percent. Adjusted gross profit decreased 11.5 percent, on a constant currency basis, reflecting lower UK retail sales and higher fulfillment costs, partly offset by the favorable timing of NHS reimbursement.

SG&A in the quarter decreased 8.4 percent from the prior year quarter to $928 million, including an adverse currency impact of 2.0 percent. On a constant currency basis, adjusted SG&A decreased 12.5 percent. The decreases in SG&A and adjusted SG&A both reflect short-term cost mitigation actions and cost savings from the Transformational Cost Management Program.

Operating income decreased 22.7 percent to $34 million, reflecting increased investment in the Transformational Cost Management Program. Adjusted operating income was $84 million, an increase of 6.4 percent from the year-ago quarter. On a constant currency basis, adjusted operating income increased 0.6 percent from the year-ago quarter, as decisive cost management actions and strong Boots.com performance fully mitigated the impact of COVID-19.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had first quarter sales of $7.1 billion, an increase of 18.6 percent from the year-ago quarter. On a constant currency basis, sales increased 16.3 percent, including results of the company’s new joint venture in Germany, which were consolidated as of November.

The division had an operating loss of $1.3 billion in the first quarter entirely due to a loss of $1.4 billion related to the company’s equity method investment in AmerisourceBergen. This compared with operating income of $122 million in the year-ago quarter, which included $13 million from the company’s equity earnings in AmerisourceBergen.

Adjusted operating income increased 6.7 percent to $244 million, up 7.4 percent on a constant currency basis, reflecting strong sales growth and a higher contribution from AmerisourceBergen.

Conference Call

WBA will hold a conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, Jan. 7, 2021. The conference call will be simulcast through the WBA investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, Jan. 7 through Jan. 14, 2021, by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 2692416.

[1]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

[2]	All references to loss per share and to EPS are to diluted loss per share and diluted EPS attributable to WBA.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Strategic Transactions,” “Progress on Strategic Priorities” and “Company Outlook” above), the expected execution and effect of our business strategies, the potential impacts on our business of the spread and effects of the COVID-19 pandemic, including the estimated impacts herein, and any future pandemic, our cost-savings and growth initiatives, pilot programs, strategic partnerships and initiatives, the closing of the sale of certain pharmaceutical wholesale operations to AmerisourceBergen and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “transform,” “accelerate,” “model,” “long-term,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the spread and impacts of COVID-19, any mutations thereof or future pandemic and the acceptance and effectiveness of any therapies or vaccines related thereto, the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, the risks associated with the withdrawal of the United Kingdom from the European Union and the agreement related thereto, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, and during periods with increased volatility and uncertainties, our supply, commercial and framework arrangements and transactions with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks relating to looting and vandalism in regions in which we operate and the scope and magnitude of any property damage, inventory loss or other adverse impacts, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including international trade policies, tariffs (including tariff negotiations between the United States and China) and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid and the sale of certain pharmaceutical wholesale operations to AmerisourceBergen, the risks associated with the integration of complex businesses, the impact of regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted health care heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 450,000 people and has more than 21,000 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA is a Participant of the United Nations Global Compact and adheres to its principles-based approach to responsible business.

WBA is included in FORTUNE’s 2020 list of the World’s Most Admired Companies. This is the 27th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*© 2020, Fortune Media IP Limited. Used under license.

(WBA-ER)

Media Relations	Contact
U.S. / Morry Smulevitz	+1 847 315 0517
International	+44 (0)20 7980 8585

Investor Relations	Contact
Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended November 30,
	2020	2019
Sales	$36,307	$34,339
Cost of sales	29,168	27,077

Gross profit	7,139	7,263
Selling, general and administrative expenses	6,207	6,262
Equity earnings (loss) in AmerisourceBergen	(1,373)	13

Operating income (loss)	(440)	1,013
Other income (expense)	60	35

Earnings (loss) before interest and income tax provision	(380)	1,048
Interest expense, net	140	166

Earnings (loss) before income tax provision	(520)	882
Income tax provision (benefit)	(199)	32
Post tax earnings (loss) from other equity method investments	23	(9)

Net earnings (loss)	(299)	842
Net earnings (loss) attributable to noncontrolling interests	9	(3)

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.	$(308)	$845

Net earnings (loss) per common share:
Basic	$(0.36)	$0.95
Diluted	$(0.36)	$0.95
Weighted average common shares outstanding:
Basic	865.3	891.4
Diluted	865.3	892.6

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	November 30, 2020	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,111	$516
Accounts receivable, net	7,869	7,132
Inventories	11,180	9,451
Other current assets	924	974

Total current assets	21,084	18,073
Non-current assets:
Property, plant and equipment, net	13,277	13,342
Operating lease right-of-use assets	21,951	21,724
Goodwill	15,299	15,268
Intangible assets, net	10,706	10,753
Equity method investments	6,019	7,338
Other non-current assets	831	677

Total non-current assets	68,083	69,101

Total assets	$89,167	$87,174

Liabilities, redeemable noncontrolling interest and equity Current liabilities:
Short-term debt	$5,245	$3,538
Trade accounts payable	16,212	14,458
Operating lease obligation	2,435	2,426
Accrued expenses and other liabilities	6,320	6,539
Income taxes	167	110

Total current liabilities	30,379	27,070
Non-current liabilities:
Long-term debt	10,973	12,203
Operating lease obligation	22,166	21,973
Deferred income taxes	1,277	1,498
Other non-current liabilities	3,631	3,294

Total non-current liabilities	38,047	38,968

Redeemable noncontrolling interest	178	—

Total equity	20,563	21,136

Total liabilities, redeemable noncontrolling interest and equity	$89,167	$87,174

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Three months ended November 30,
	2020	2019
Cash flows from operating activities:
Net earnings (loss)	$(299)	$842
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	475	477
Deferred income taxes	(348)	(62)
Stock compensation expense	36	28
Equity (earnings) loss from equity method investments	1,350	(4)
Other	(71)	28
Changes in operating assets and liabilities:
Accounts receivable, net	(259)	(116)
Inventories	(1,225)	(1,099)
Other current assets	36	(5)
Trade accounts payable	1,398	924
Accrued expenses and other liabilities	(105)	45
Income taxes	132	2
Other non-current assets and liabilities	74	1

Net cash provided by operating activities	1,195	1,061
Cash flows from investing activities:
Additions to property, plant and equipment	(431)	(387)
Proceeds from sale-leaseback transactions	231	147
Proceeds from sale of other assets	29	22
Business, investment and asset acquisitions, net of cash acquired	(77)	(180)
Other	(10)	(4)

Net cash used for investing activities	(259)	(402)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	(347)	(392)
Proceeds from debt	3,310	5,072
Payments of debt	(2,807)	(4,702)
Stock purchases	(110)	(473)
Proceeds related to employee stock plans	4	14
Cash dividends paid	(405)	(410)
Other	4	24

Net cash used for financing activities	(352)	(866)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	10	1
Changes in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	594	(206)
Cash, cash equivalents and restricted cash at beginning of period	746	1,207

Cash, cash equivalents and restricted cash at end of period	$1,339	$1,000

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. Please refer to the notes to the “Net Earnings and Diluted Net Earnings (Loss) Per Share” reconciliation table on page 13 for definitions of non-GAAP financial measures and related adjustments presented in this press release.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the company’s Retail Pharmacy divisions, comparable sales are defined as sales from stores that have been open for at least 12 consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster in the past 12 months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable sales for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. Comparable retail sales for previous periods have been restated to include e-commerce sales. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the Retail Pharmacy International division, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS (LOSS) AND DILUTED NET EARNINGS (LOSS) PER SHARE

	Three months ended November 30,
	2020	2019
Net earnings (loss) attributable to Walgreens Boots Alliance, Inc. (GAAP)	$(308)	$845
Adjustments to operating income (loss):
Adjustments to equity earnings (loss) in AmerisourceBergen[1]	1,481	80
Acquisition-related amortization[2]	116	118
Transformational cost management[3]	104	86
LIFO provision[4]	33	33
Acquisition-related costs[5]	23	124
Store optimization[3]	—	9

Total adjustments to operating income (loss)	1,759	449
Adjustments to other income (expense):
Net investment hedging (gain) loss[6]	9	(11)
Gain on sale of equity method investment[7]	—	(1)

Total adjustments to other income (expense)	9	(12)
Adjustments to income tax provision:
U.S. tax law changes[8]	—	(6)
Tax impact of adjustments[8]	(67)	(80)
Equity method non-cash tax[8]	(346)	(2)

Total adjustments to income tax provision	(412)	(88)
Adjustments to post tax equity earnings from other equity method investments:
Adjustments to equity earnings in other equity method investments[9]	13	28

Total adjustments to post tax equity earnings from other equity method investments	13	28
Adjustments to net earnings (loss) attributable to noncontrolling interests:
Acquisition-related amortization[2]	(4)	—
LIFO provision[4]	(3)	—

Total adjustments to net earnings (loss) attributable to noncontrolling interests	(8)	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,052	$1,222

Diluted net earnings (loss) per common share (GAAP)[10]	$(0.36)	$0.95
Adjustments to operating income (loss)	2.03	0.50
Adjustments to other income (expense)	0.01	(0.01)
Adjustments to income tax provision	(0.48)	(0.10)
Adjustments to equity earnings in other equity method investments[9]	0.01	0.03
Adjustments to net earnings (loss) attributable to noncontrolling interests	(0.01)	—

Adjusted diluted net earnings per common share (Non-GAAP measure)[11]	$1.22	$1.37

Weighted average common shares outstanding, diluted (in millions)[11]	865.3	892.6

[1]

Adjustments to equity earnings (loss) in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures. The Company recognized equity losses in AmerisourceBergen of $1,373 million during the three months ended November 30, 2020. These equity losses are primarily due to AmerisourceBergen recognition of $5.6 billion, net of tax, charges related to its ongoing opioid litigation in its financial statements for the three months period ended September 30, 2020.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and inventory valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangibles assets such as customer relationships, trade names, trademarks and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements, the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments excludes the expected profit margin component from cost of sales recorded under the business combination accounting principles.

[3]

Transformational Cost Management Program and Store Optimization Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[4]

The Company’s Retail Pharmacy USA segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if Retail Pharmacy USA segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

[5]

Acquisition-related costs are transaction and integration costs associated with certain merger and acquisition related activities. These costs include all charges incurred on certain mergers and acquisition related activities, for example, including costs related to integration efforts for successful merger and acquisition activities. These charges are primarily recorded within selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger and acquisition related activities and do not reflect the Company’s current operating performance.

[6]

Gain or loss on certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within other income (expense). We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the Company’s operational performance.

[7]	Includes significant gain on sale of equity method investment and related adjustments.

[8]

Adjustments to income tax provision include adjustments to the GAAP basis tax provision commensurate with non-GAAP adjustments and certain discrete tax items including U.S. tax law changes, a UK tax rate change and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

[9]

Adjustments to post tax equity earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post tax earnings (loss) from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[10]

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the quarterly calculation of weighted-average common shares outstanding for diluted earnings per share for the three months ended November 30, 2020.

[11]

Includes impact of potentially dilutive securities in the quarterly calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes for the three months ended November 30, 2020.

	Three months ended November 30, 2020
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$27,163	$2,574	$7,125	$(555)	$36,307
Gross profit (GAAP)	$5,617	$961	$560	$1	$7,139
Transformational cost management	(1)	—	—	—	—
LIFO provision	33	—	—	—	33

Adjusted gross profit (Non-GAAP measure)	$5,649	$961	$561	$1	$7,172

Selling, general and administrative expenses (GAAP)	$4,825	$928	$455	$—	$6,207
Acquisition-related amortization	(76)	(20)	(20)	—	(116)
Transformational cost management	(71)	(28)	(6)	—	(104)
Acquisition-related costs	(17)	(2)	(5)	—	(23)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,660	$878	$425	$—	$5,963

Operating income (loss) (GAAP)	$792	$34	$(1,268)	$1	$(440)
Adjustments to equity earnings (loss) in AmerisourceBergen	—	—	1,481	—	1,481
Acquisition-related amortization	76	20	20	—	116
Transformational cost management	70	28	6	—	104
LIFO provision	33	—	—	—	33
Acquisition-related costs	17	2	5	—	23

Adjusted operating income (Non-GAAP measure)	$989	$84	$244	$1	$1,318

Gross margin (GAAP)	20.7%	37.3%	7.9%		19.7%
Adjusted gross margin (Non-GAAP measure)	20.8%	37.3%	7.9%		19.8%
Selling, general and administrative expenses percent to sales (GAAP)	17.8%	36.0%	6.4%		17.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.2%	34.1%	6.0%		16.4%
Operating margin[2]	2.9%	1.3%	1.5%		2.6%
Adjusted operating margin (Non-GAAP measure)[2]	3.6%	3.3%	1.9%		3.3%

[1]

Operating income (loss) for Pharmaceutical Wholesale includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three month period ended November 30, 2020 includes AmerisourceBergen equity earnings (loss) for the period of July 1, 2020 through September 30, 2020. Operating income for the three month period ended November 30, 2019 includes AmerisourceBergen equity earnings for the period of July 1, 2019 through September 30, 2019, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	Three months ended November 30, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$26,133	$2,745	$6,007	$(545)	$34,339
Gross profit (GAAP)	$5,691	$1,056	$517	$(1)	$7,263
Transformational cost management	—	3	—	—	3
LIFO provision	33	—	—	—	33
Acquisition-related costs	28	—	—	—	28

Adjusted gross profit (Non-GAAP measure)	$5,753	$1,059	$517	$(1)	$7,327

Selling, general and administrative expenses (GAAP)	$4,843	$1,012	$407	$—	$6,262
Acquisition-related amortization	(77)	(22)	(19)	—	(118)
Transformational cost management	(66)	(10)	(7)	—	(83)
Acquisition-related costs	(94)	—	(1)	—	(95)
Store optimization	(8)	—	—	—	(8)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,597	$980	$380	$—	$5,957

Operating income (GAAP)	$848	$44	$122	$—	$1,013
Adjustments to equity earnings in AmerisourceBergen	—	—	80	—	80
Acquisition-related amortization	77	22	19	—	118
Transformational cost management	66	12	7	—	86
LIFO provision	33	—	—	—	33
Acquisition-related costs	122	—	1	—	124
Store optimization	9	—	—	—	9

Adjusted operating income (Non-GAAP measure)	$1,155	$79	$229	$—	$1,463

Gross margin (GAAP)	21.8%	38.5%	8.6%		21.1%
Adjusted gross margin (Non-GAAP measure)	22.0%	38.6%	8.6%		21.3%
Selling, general and administrative expenses percent to sales (GAAP)	18.5%	36.9%	6.8%		18.2%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.6%	35.7%	6.3%		17.3%
Operating margin[2]	3.2%	1.6%	1.8%		2.9%
Adjusted operating margin (Non-GAAP measure)[2]	4.4%	2.9%	2.3%		4.0%

[1]

Operating income (loss) for Pharmaceutical Wholesale includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three month period ended November 30, 2020 includes AmerisourceBergen equity earnings (loss) for the period of July 1, 2020 through September 30, 2020. Operating income for the three month period ended November 30, 2019 includes AmerisourceBergen equity earnings for the period of July 1, 2019 through September 30, 2019, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

EQUITY EARNINGS (LOSS) IN AMERISOURCEBERGEN

	Three months ended November 30,
	2020	2019
Equity earnings (loss) in AmerisourceBergen (GAAP)	$(1,373)	$13
Litigation settlements and other	1,548	36
Acquisition-related amortization	30	30
Certain discrete tax benefits	6	—
New York State Opioid Stewardship Act	3	—
Asset Impairment	3	—
PharMEDium remediation costs	—	3
Anti-Trust	—	(1)
LIFO provision	(7)	12
Tax reform	(100)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$108	$92

ADJUSTED EFFECTIVE TAX RATE

	Three months ended November 30, 2020			Three months ended November 30, 2019
	Earnings (loss) before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$(520)	$(199)	38.2%	$882	$32	3.6%
Impact of non-GAAP adjustments	1,767	61		437	84
Equity method non-cash tax	—	346		—	2
Adjusted tax rate true-up	—	5		—	(4)
U.S. tax law changes	—	—		—	6

Subtotal	$1,247	$213		$1,320	$120
Exclude adjusted equity earnings in AmerisourceBergen	(108)	—		(92)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,139	$213	18.7%	$1,227	$120	9.8%

FREE CASH FLOW

	Three months ended November 30,
	2020	2019
Net cash provided by operating activities (GAAP)	$1,195	$1,061
Less: Additions to property, plant and equipment	(431)	(387)

Free cash flow (Non-GAAP measure)[1]	$763	$674

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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